Exhibit 10.6

TERM SHEET FOR ARTHUR GALLAGHER

Position	General Counsel and Secretary

Term	Four Years, beginning on March 24, 2003

Duties	Shall report to the Chief Executive Officer and have duties reasonably assigned by Chief Executive Officer

Base Salary	$160,000 for the first year and $175,000 for each year thereafter

Bonus	Target Bonus of 30% of Base Salary, with Targets determined by the Compensation Committee and consistent with the Targets established for other executives of the Company

Incentive Comp.	10,000 options granted upon execution of agreement and 10,000 additional options granted on each of 1/1/2004 and 1/1/2005. Option shall vest after one year

8,000 shares of restricted stock issued upon execution of agreement, which shares shall vest 2,000 a year on January 1 of each year.

Signing Bonus	$15,000 upon execution of agreement

Benefits	Entitled to participate in benefit plans established from time to time (health, medical, 401(k), etc.)

Reimbursed for cost of COBRA coverage until eligible to participate in medical plan, in the approximate amount of $400 per month

Vacation	3 weeks

Termination and Severance
Cause - No severance. Base Salary through termination date

Without Cause/Following Change of Control - Base Salary and bonus through date of termination, plus one year’s Base Salary and bonus as severance and options and restricted stock vest

Death and Disability - Base Salary and bonus through date of termination and options and restricted stock vest